Exhibit 99.1


FOR IMMEDIATE RELEASE

February 17, 2003

                              CONTACTS: (Media) Marybeth Thorsgaard 763-764-6364
                              --------       (Analysts) Kris Wenker 763-764-2607


              GENERAL MILLS REAFFIRMS FISCAL 2003 EARNINGS OUTLOOK

           COMPANY OUTLINES GROWTH GOALS FOR FISCAL 2004 THROUGH 2006



         MINNEAPOLIS, MINN.---General Mills, Inc. (NYSE: GIS) In a presentation to the Consumer Analyst Group of New York's investor conference today, General Mills said its November 2001 acquisition of Pillsbury is contributing to strong growth in the current fiscal year and significantly enhances the company's longer-term growth prospects.

         General Mills reaffirmed its financial outlook for the current fiscal year, which ends May 25, 2003. Worldwide unit volume is targeted to increase 4 percent on a comparable basis (as if Pillsbury had been included for all of fiscal 2002), and 2003 comparable net sales are forecast to grow approximately 6 percent. On an as-reported basis, unit volume and net sales are expected to show strong double-digit growth in 2003.

         The company reiterated its fiscal 2003 earnings guidance of between $2.60 and $2.62 per share before unusual items. This represents growth of more than 50 percent from the $1.70 per share earned before unusual items in fiscal


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2002. The company continues to estimate that unusual items expense, primarily related to Pillsbury transaction and integration costs, will total approximately $100 million pre-tax (17 cents per share) in 2003. This compares to unusual items expense of $190 million pre-tax (35 cents per share) in fiscal 2002. Net of unusual items, earnings per share are estimated to total between $2.43 and $2.45 per share, representing growth of more than 80 percent from $1.34 in 2002.

         Chairman and CEO Steve Sanger said, "General Mills' businesses have posted solid growth through the first 8 months of 2003 and we are well on track to deliver the strong sales and earnings increases we have targeted for the full year."

         The company said it remains comfortable with its earnings estimate for the fiscal 2003 third quarter, ending Feb. 23, 2003, of 65 to 66 cents per share before unusual items. General Mills plans to report its third-quarter results on March 19, 2003.

         Looking further ahead, General Mills outlined its key growth goals and assumptions for the three-year period through fiscal 2006. Executive Vice President and Chief Financial Officer Jim Lawrence said, "We expect to generate strong organic volume and sales growth from our recently expanded business portfolio, so we aren't counting on any growth from further acquisitions during this three-year period. We expect to realize $125 million of additional cost synergies from the Pillsbury acquisition in 2004, and $300 million in supply-chain productivity over the next three years, which will drive operating margin expansion. And we expect our joint-venture operations to contribute to our after-tax earnings growth."

         Lawrence said that some of the cash generated by the company's growing operations would be used to pay down debt, consistent with the objective of returning General Mills to the A-level debt ratings held prior to the Pillsbury acquisition. Plans call for reducing total debt by approximately $2 billion by the end of fiscal 2006. This planned debt reduction should lower General Mills'


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interest expense over the three-year period, benefiting earnings growth. The three-year plan doesn't count on any significant share repurchases, which have been a source of earnings-per-share growth for General Mills in recent years.

         Using these assumptions, General Mills said it expects 2004 net sales to grow at least 6 percent, fueled by strong planned levels of product innovation and the benefit of a 53rd week in the fiscal period. The company expressed comfort with the First Call consensus EPS estimate for 2004 of $3.00 per share. This would represent approximately 15 percent growth from the guidance of $2.60 to $2.62 per share before unusual items the company has provided for 2003.

         For the three-year period through fiscal 2006, General Mills expects net sales to grow at a compound annual rate of 5 to 6 percent. Diluted earnings per share are expected to increase at a compound annual rate of at least 11 percent over the same three-year period.

         "These targets rank at the upper end of published growth expectations for our peer consumer products companies," Sanger noted, " but we feel they are appropriate for General Mills, based on the strength of our new business portfolio. We believe that achieving the growth goals we've outlined today will result in superior returns to General Mills shareholders."

A WEBCAST OF GENERAL MILLS' PRESENTATION TO THE CONSUMER ANALYST GROUP OF NEW YORK CONFERENCE IS AVAILABLE THROUGH FEBRUARY 24, 2003 ON THE INTERNET AT
GENERAL MILLS' CORPORATE HOME PAGE: www.generalmills.com.
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This press release contains forward-looking statements within the meaning of The
Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. Our future results also could be affected by a variety of additional factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuation in the cost and availability of supply chain resources, and foreign economic conditions, including currency rate fluctuations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.


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